Exhibit 99.1

INTERVAL LEISURE GROUP AND CLC WORLD RESORTS & HOTELS ANNOUNCE COMPLETION OF JOINT VENTURE AGREEMENT

Miami, Florida, and London, England, November 4, 2013 — Interval Leisure Group (“ILG”) (Nasdaq: IILG) and CLC World Resorts & Hotels (“CLC World”) today announced they have completed the previously announced joint venture to establish VRI Europe Limited, a resort management company. The new entity is based in the United Kingdom and has acquired CLC World’s European shared ownership resort management business.

About VRI Europe

Headquartered in the United Kingdom, VRI Europe (VRIE) provides resort management services to the shared ownership industry. Its mission is to deliver memorable holiday experiences to members and guests at 21 managed resorts in the U.K., Spain, France, and Portugal. Created as a joint venture partnership between Interval Leisure Group (Nasdaq: IILG) and CLC World Resorts & Hotels, VRIE leverages the resources, assets, and employees of two leaders in the non-traditional hospitality market.

About CLC World Resorts & Hotels

CLC World Resorts & Hotels designs, develops, and manages exceptional resorts worldwide offering a wide range of holiday based products and freehold property options. In business for three decades, it has more than 50,000 members and a current portfolio of 32 resorts, located in Florida, USA; Cornwall, Scotland and four marinas in the U.K.; the Costa del Sol and Tenerife in Spain; Salzburg, Austria; Kusadasi and Bozbuk Bay in Turkey; and the Gold Coast of Australia.  Its resorts are multi-award winning in areas of hospitality, dining and green initiatives, and are notable for their outstanding leisure facilities and honed customer services. With its long- established reputation as one of Europe’s most dynamic and diverse holiday companies, CLC World continues to grow by building and acquiring new resorts and developing innovative new product that matches the needs expressed by its owners and members while reflecting the latest holiday taking trends. www.clcworld.com

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About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has approximately 4,000 employees worldwide. The company’s Membership and Exchange segment offers leisure and travel-related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval Network of more than 2,800 resorts in over 75 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks. ILG’s Management and Rental segment includes Aston Hotels & Resorts, VRI Europe (VRIE), Vacation Resorts International (VRI), and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travelers and owners at more than 200 vacation properties, resorts and club locations throughout North America and Europe. More information about the Company is available at www.iilg.com.

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Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302

Media Contact:

Christine Boesch

Corporate Communications

Chris.Boesch@iilg.com

305-925-7267